Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Michael R. Sayre President & CEO (614) 748-1150 Michael.Sayre@pinnacle.com

PDSi ANNOUNCES NEW CHIEF FINANCIAL OFFICER

COLUMBUS, Ohio (May 8, 2006) – Pinnacle Data Systems, Inc. (PDSi) (AMEX: PNS) today announced the appointment of George Troutman as Chief Financial Officer, Treasurer and Secretary, effective May 4, 2006.

Prior to joining PDSi, Mr. Troutman spent over eight years as Vice President and Chief Financial Officer of Pathlore Software Corporation, a technology firm producing corporate-learning management solutions and software, until its sale to SumTotal Systems, the company’s leading competitor. In that position, he was responsible for establishing and directing Pathlore’s overall financial policies and procedures, managing all financial functions including successful completion of a private equity investment and providing financial expertise for the company’s strategic, operational and financial planning activities.

At Pathlore, Mr. Troutman negotiated reseller and distributor agreements with companies in Europe, Asia, Africa, and the United States to expand Pathlore’s distribution of products. He also established and controlled operational and financial functions for the company’s international subsidiaries and distributors. Through several acquisitions and consistent organic growth, Pathlore grew from revenues of $6 million to $30 million during Mr. Troutman’s employment with the company.

Mr. Troutman served as a certified public accountant with Ernst & Young, LLP from 1983-1997. As a Senior Manager with a client base of primarily public registrants, he provided audit, tax and consulting solutions pertaining to the client’s financial and human resource needs.

Michael R. Sayre, President and CEO, commented, “We are pleased to have George join our senior management team. He is a valuable addition to PDSi and we look forward to benefiting from his broad-based industry and financial experience as we transition to a global professional services company.”

About PDSi

PDSi provides professional services around the development, deployment and support of sophisticated computer systems that are, or are in, the products of its world-leading original equipment manufacturer customer base in the computer and network, imaging, medical, telecommunications, and aerospace equipment industries, among others. PDSi offers a full range of engineering, product development, project and program management, integration, manufacturing, and lifecycle support services designed to increase product speed to market and engineered product life while decreasing overall costs to develop, deploy and service their products. For more information, visit the PDSi Website at www.pinnacle.com.

###